Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Form S-8 No.’s 333-56576, 333-64246, 333-32666, 333-103622, 333-116449, 333-122708 and 333-126306) pertaining to the 1996 Stock Plan, the 1999 Employee Stock Purchase Plan, the 2001 Supplemental Plan, and the 1999 Equity Incentive Plan of Selectica, Inc. of our report dated June 24, 2005, with respect to the consolidated balance sheet as of March 31, 2005 and the consolidated statements of operations, stockholders’ equity and cash flows for each of the two years in the period ended March 31, 2005 of Selectica, Inc., included in the Annual Report (Form 10-K) for the year ended March 31, 2006.
/s/ ERNST AND YOUNG, LLP
San Jose, California
June 8, 2006